Exhibit 99.2

PRESS
RELEASE

Date:	May 30, 2003
Contact:	Stephen Conner	or	Headen Thomas
Telephone:	704/731-4205		704/731-4438

PIEDMONT REPORTS SECOND QUARTER RESULTS

CHARLOTTE, NC – Charlotte-based Piedmont Natural Gas (NYSE:PNY) announced financial results for its second fiscal quarter ended April 30, 2003. As previously reported, beginning with its 2003 fiscal first quarter, the Company changed the way it records revenues and cost of gas related to volumes delivered but not yet billed. Recording unbilled revenues changes the timing of revenue recognition and resulted in increased earnings of $.53 per share in the first quarter and decreased earnings of $.35 per share in the second quarter of fiscal year 2003. For the quarter, the Company reported net income of $31.0 million and $.93 diluted earnings per share, compared with $41.8 million and $1.27 for the same period in 2002. For the twelve months ended April 30, 2003, net income was $68.2 million and diluted earnings per share were $2.05, compared with net income of $58.3 million and diluted earnings per share of $1.79 for the prior twelve-month period. It is estimated that the effect of recording unbilled revenues will be a decrease in earnings in the third quarter and an increase in earnings in the fourth quarter, with the net effect for the fiscal year ending October 31, 2003, of a one-time, non-recurring increase in earnings per share of $.17.

System throughput in the second quarter totaled 42.9 million dekatherms, which was reduced by 7.4 million dekatherms due to the effect of delivered but not yet billed volumes, compared with throughput of 43.7 million dekatherms for the previous year’s quarter. Operations and maintenance expenses increased from the prior–year quarter due to the costs of acquiring and integrating North Carolina Natural Gas Corporation (NCNG), a natural gas distribution subsidiary of Progress Energy, and higher payroll, pension, benefits and insurance costs.

Other income was $6.4 million for the quarter, compared with $8.6 million for the second quarter of the prior year. The Company’s interest in SouthStar Energy Services LLC, which is primarily engaged in the unregulated retail gas market in Georgia, contributed $3.5 million to net income, or $.11 per share, in the second quarter, compared with $6.8 million, or $.21 per share, in the second quarter of the prior year. SouthStar’s operating results for the current quarter reflect a reduction in margin in the competitive Georgia market compared with the second quarter of the prior year. Two other joint ventures, Pine Needle LNG and Cardinal Pipeline, contributed combined earnings per share of $.02 in the second quarter, the same as in the second quarter of the prior year. Operating results from the Company’s interest in Heritage Propane benefited from colder weather during the quarter and continued expense control, with earnings per share of $.05 in the second quarter, compared with $.03 in the second quarter of 2002.

Dividend Declared

At the Company’s regular quarterly meeting of its Board of Directors held today, a quarterly dividend on Common Stock of 41.5 cents per share was declared, payable July 15, 2003, to holders of record at the close of business on June 24, 2003.

Earnings Guidance for 2003

Management reaffirms diluted earnings per share guidance for the fiscal year ending October 31, 2003, of between $2.22 and $2.32, including the one-time, non-recurring effect of recording revenues for volumes delivered but not yet billed. This earnings guidance includes the positive impact of new customer billing rates in North Carolina and South Carolina effective November 1, 2002, and the estimated dilutive impact of integrating NCNG into Piedmont during fiscal year 2003. The proposed $425 million purchase of NCNG and Progress Energy’s 50% investment in Eastern North Carolina Natural Gas Company remains on track and is expected to be accretive to earnings in fiscal year 2004, the first full year following the close of the transaction. The acquisition requires approvals from the North Carolina Utilities Commission and the Securities and Exchange Commission (SEC).

Forward-Looking Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties, including, but not limited to, regulatory issues, allowed rates of return, rate structures, deregulation, unanticipated impacts of regulatory restructuring, the availability and cost of natural gas, competition in the energy industry, customer growth in our service areas, results of financing efforts, economic and capital market conditions, changes in the availability and cost of natural gas, changes in weather conditions, potential loss of large-volume industrial customers to alternate fuels or to bypass or the shift to special competitive contracts, our ability to meet internal performance goals, changes in environmental regulations and cost of compliance, the capital-intensive nature of our business, and risks associated with earnings from our equity investments. We give no assurances that those expectations will be achieved. Forward-looking statements reflect our current expectations only as of the date they are made and we assume no duty to update these statements should expectations change. More information about the risks and uncertainties relating to these forward-looking statements may be found in Piedmont’s SEC filings, which are available on the SEC’s website at http://www.sec.gov.

Conference Call

In conjunction with the second quarter earnings release, you are invited to listen to the conference call that will be broadcast live over the Internet on Monday, June 2, 2003, at 2:30 p.m. Eastern Daylight Time, hosted by President and Chief Executive Officer Thomas E. Skains. Simply log on to the web at www.piedmontng.com and click on Investor Relations, then on Presentations. The conference call will be archived on the Presentations page of the website within the Investor Relations section.

Piedmont Natural Gas Summary of Operations
(in thousands except per share amounts)

	April 30
			% Increase
	2003	2002	(Decrease)

Three Months Ended	(Unaudited)

Operating Revenues	$407,774	$293,865	39%
Cost of Gas	297,760	175,297	70%
Margin	110,014	118,568	-7%
Operations and Maintenance Expenses	37,881	32,579	16%
Depreciation	15,309	14,253	7%
General Taxes	6,367	7,127	-11%
Utility Income Taxes	15,865	21,497	-26%
Operating Income	34,592	43,112	-20%
Other Income (Expense), net	6,369	8,578	-26%
Utility Interest Charges	9,961	9,845	1%
Net Income	$31,000	$41,845	-26%
Average Shares of Common Stock:
Basic	33,333	32,689	2%
Diluted	33,444	32,861	2%

Earnings Per Share of Common Stock:
Basic	$0.93	$1.28	-27%
Diluted	$0.93	$1.27	-27%
System Throughput – Dekatherms	42,860	43,723	-2%
Gas Customers Billed in April	736	704	5%
System Average Degree Days – Actual	1,228	1,185	4%
System Average Degree Days – Normal	1,265	1,273	-1%
Percent Normal Degree Days	97%	93%	4%

	April 30
			% Increase
	2003	2002	(Decrease)

Six Months Ended	(Unaudited)

Operating Revenues	$901,265	$582,622	55%
Cost of Gas	629,557	340,852	85%
Margin	271,708	241,770	12%
Operations and Maintenance Expenses	76,376	66,288	15%
Depreciation	30,559	28,349	8%
General Taxes	12,747	12,382	3%
Utility Income Taxes	51,779	45,034	15%
Operating Income	100,247	89,717	12%
Other Income (Expense), net	9,046	13,347	-32%
Utility Interest Charges	20,297	20,049	1%
Net Income	$88,996	$83,015	7%
Average Shares of Common Stock:
Basic	33,258	32,624	2%
Diluted	33,372	32,796	2%
Earnings Per Share of Common Stock:
Basic	$2.68	$2.54	6%
Diluted	$2.67	$2.53	6%
System Throughput – Dekatherms	106,449	85,275	25%
Gas Customers Billed in April	736	704	5%
System Average Degree Days – Actual	3,381	2,711	25%
System Average Degree Days – Normal	3,236	3,248	0%
Percent Normal Degree Days	104%	83%	25%

	April 30
			% Increase
	2003	2002	(Decrease)

Twelve Months Ended	(Unaudited)

Operating Revenues	$1,150,670	$814,893	41%
Cost of Gas	784,939	483,376	62%
Margin	365,731	331,517	10%
Operations and Maintenance Expenses	143,514	132,257	9%
Depreciation	59,803	54,857	9%
General Taxes	24,228	25,183	-4%
Utility Income Taxes	37,772	30,727	23%
Operating Income	100,414	88,493	13%
Other Income (Expense), net	8,021	9,061	-11%
Utility Interest Charges	40,237	39,225	3%
Net Income	$68,198	$58,329	17%
Average Shares of Common Stock:
Basic	33,078	32,464	2%
Diluted	33,223	32,668	2%

Earnings Per Share of Common Stock:
Basic	$2.06	$1.80	14%
Diluted	$2.05	$1.79	15%
System Throughput – Dekatherms	147,301	124,257	19%
Gas Customers Billed in April	736	704	5%
System Average Degree Days – Actual	3,674	3,019	22%
System Average Degree Days – Normal	3,529	3,534	0%
Percent Normal Degree Days	104%	85%	22%

Other Income includes net income resulting from the Company’s investments in the following non-utility activities (in thousands):

		SouthStar
		Energy	Cardinal	Pine Needle
	Propane	Services	Pipeline	LNG

	(Unaudited)
Three Months Ended April 30, 2003	$1,605	$3,532	$255	$560
Six Months Ended April 30, 2003	2,394	4,229	495	1,129
Twelve Months Ended April 30, 2003	494	2,627	1,008	2,352

Three Months Ended April 30, 2002	$871	$6,766	$231	$477
Six Months Ended April 30, 2002	918	10,464	459	1,079
Twelve Months Ended April 30, 2002	98	4,791	964	2,359

Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 740,000 residential, commercial and industrial customers in North Carolina, South Carolina and Tennessee. The Charlotte-based company is the second-largest natural gas utility in the Southeast. Piedmont is also invested in a number of non-utility, energy-related businesses including companies involved in unregulated retail natural gas and propane marketing, and interstate and intrastate natural gas storage and transportation. More information about Piedmont Natural Gas is available on the Internet at www.piedmontng.com .

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